Exhibit 10.4
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (“Agreement”) is made by and between Anadarko Petroleum Corporation, a Delaware corporation (the “Company”), and James T. Hackett (the “Executive”), as of November 11, 2009 (the “Effective Date”).
W I T N E S S E T H:
     WHEREAS, the Executive is currently employed by the Company; and
     WHEREAS, the Company and the Executive have heretofore entered into that certain Employment Agreement dated as of February 5, 2004 (the “Original Agreement”) and that certain Key Employee Change of Control Contract dated as of February 5, 2004 (the “Change of Control Contract”); and
     WHEREAS, the Company and the Executive replaced the Original Agreement and the Change of Control Contract with an Employment Agreement effective as of December 11, 2006 (the “2006 Employment Agreement”); and
     WHEREAS, the Company and the Executive entered into a First Amendment to the 2006 Employment Agreement effective as of December 31, 2008 (the “2006 Employment Agreement Amendment”); and
     WHEREAS, the Company and the Executive desire to amend and restate the 2006 Employment Agreement and the 2006 Employment Agreement Amendment into a single document, along with making certain other clarifying changes to ensure that performance-based compensation provided for herein is, to the extent intended by the parties, in compliance with Section 162(m) of the Internal Revenue Code and the rules and regulations related thereto.
     NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, the Company and the Executive agree as follows:
ARTICLE 1
EMPLOYMENT AND DUTIES
     1.1 Employment; Effective Date. Effective as of the Effective Date and continuing for the period of time set forth in Article 2 of this Agreement, the Executive’s employment by the Company shall be subject to the terms and conditions of this Agreement.
     1.2 Positions. As of the Effective Date, the Executive is serving as Chairman, President and Chief Executive Officer of the Company and is a member of the Board of Directors of the Company (the “Board of Directors”). The Company shall maintain the Executive in the position of Chairman, President and Chief Executive Officer of the Company, and/or in such other positions as the parties mutually may agree, for the full term of the Executive’s employment hereunder. In addition, the Company shall nominate the Executive for re-election to the Board of Directors as and when his term expires while he remains employed under this Agreement.

     1.3 Duties and Services. The Executive agrees to serve in the position(s) referred to in paragraph 1.2 and to perform diligently and to the best of his abilities the duties and services appertaining to such offices, as well as such additional duties and services appropriate to such offices upon which the parties mutually may agree from time to time. The Executive’s employment shall also be subject to the policies maintained and established by the Company, as the same may be amended from time to time.
     1.4 Other Interests. The Executive agrees, during the period of his employment by the Company, to devote his primary business time, energy and best efforts to the business and affairs of the Company and its affiliates and not to engage, directly or indirectly, in any other business or businesses, whether or not similar to that of the Company, except with the consent of the Board of Directors. The foregoing notwithstanding, the parties recognize and agree that the Executive may engage in passive personal investments and other civic and charitable activities that do not conflict with the business and affairs of the Company or interfere with the Executive’s performance of his duties hereunder without the necessity of obtaining the consent of the Board of Directors. Notwithstanding the foregoing, the Company acknowledges that the Executive may continue to serve (i) as a member of the board of directors of the Federal Reserve Bank of Dallas, Fluor Corporation, and Halliburton Company and (ii) as a member of the board of trustees of Baylor College of Medicine and the Welch Foundation; provided, however, that Executive agrees that if the Board of Directors determines that continued service with one or more of these entities is inconsistent with the Executive’s duties hereunder and gives written notice of such to the Executive, the Executive will resign from such position(s).
     1.5 Duty of Loyalty. The Executive acknowledges and agrees that the Executive owes a fiduciary duty of loyalty, fidelity, and allegiance to use his reasonable best efforts to act at all times in the best interests of the Company. In keeping with these duties, the Executive shall make full disclosure to the Company of all business opportunities pertaining to the Company’s business and shall not appropriate for the Executive’s own benefit business opportunities concerning the subject matter of the fiduciary relationship.
     1.6 Stock Ownership Requirement. The Executive shall generally be expected to maintain ownership of shares of the Company’s common stock (“Shares”) having a value equal to five times his annual base salary as in effect from time to time. Unvested shares of restricted Shares, restricted stock units, or performance share units or performance units if payable in Shares will be credited towards this requirement. The Executive shall be required to obtain the prior approval of the Board of Directors before selling Shares, if the sale would reduce his ownership below this required level, except to the extent the sale is necessary in order to cover the exercise price for exercise of options to acquire Shares or taxes due on such exercise or on the vesting of restricted Shares, restricted stock units, or other awards based on Shares.
ARTICLE 2
TERM AND TERMINATION OF EMPLOYMENT
     2.1 Term. Unless sooner terminated pursuant to other provisions hereof, the Company agrees to employ the Executive for the period beginning on the Effective Date and ending on December 3, 2011. Except as otherwise provided in paragraph 2.4, beginning with December 3, 2009 (the “Initial Extension Date”), said term of employment shall be extended automatically for an additional successive one-year period as of such date and as of each annual anniversary date of the Initial Extension Date that occurs while this Agreement is in effect; provided, however, that if, at any time prior to the Initial Extension Date or any such annual anniversary date of the Initial Extension Date, either party shall give written notice to the other that no such automatic extension shall occur, then the Executive’s employment shall terminate on the last day of the two-year period beginning on (i) the Initial Extension Date (if such notice is given prior to such date) or (ii) the annual anniversary date of the Initial Extension Date that next occurs after such notice is given (if such notice is given on or after the Initial Extension Date).
     2.2 Company’s Right to Terminate. Notwithstanding the provisions of paragraph 2.1, the Company shall have the right to terminate the Executive’s employment under this Agreement at any time before the expiration of the term provided for in paragraph 2.1, for any of the following reasons:
     (i) upon the Executive’s death;
     (ii) upon the Executive’s becoming incapacitated by accident, sickness or other circumstance which renders him mentally or physically incapable of performing the duties and services required of him hereunder on a full-time basis with reasonable accommodation for a period of at least 120 consecutive days or for a period of 180 business days during any twelve-month period (“Disability”);
     (iii) for “Cause,” which for purposes of this Agreement shall mean (A) the Executive’s gross negligence, gross neglect or willful misconduct in the performance of the duties required of him hereunder, (B) the Executive’s commission of a felony that is expected to result in a material adverse effect on the Company, or (C) the Executive’s material breach of any material provision of this Agreement; or
     (iv) for any other reason whatsoever or for no reason, in the sole discretion of the Board of Directors.
A termination of the Executive’s employment by the Company pursuant to clause (iv) above is referred to as a “Without Cause Termination.” The termination of the Executive’s employment by the Company pursuant to subclause (A) or (C) of clause (iii) above shall not be deemed to be for Cause, and will be treated as a Without Cause Termination, unless the Company has first provided written notice to the Executive specifically identifying the conduct on which the termination is based, and the Executive has failed to cure such conduct within 10 business days after such notice is given. Any termination of the Executive’s employment by the Company for Cause shall be effective only upon delivery to the Executive of a certified copy of a resolution of the Board of Directors, adopted by the affirmative vote of a majority of the entire membership of the Board of Directors (excluding the Executive) following a meeting at which the Executive was given an opportunity to be heard on at least five business days’ advance notice, finding that the Executive was guilty of the conduct constituting Cause, and specifying the particulars thereof.

     2.3 Executive’s Right to Terminate. Notwithstanding the provisions of paragraph 2.1, the Executive shall have the right to terminate his employment under this Agreement at any time before the expiration of the term provided for in paragraph 2.1, for any of the following reasons:
     (i) upon a Change in Employment Terms (as defined in paragraph 8.1); provided, however, that a termination of employment by the Executive under this clause (i) must occur on or before the date that is 120 days after the date upon which the Executive receives notice of a Change in Employment Terms;
     (ii) for any reason whatsoever or for no reason, in the sole discretion of the Executive, during the 30-day period immediately following the first anniversary of the date upon which a Change of Control (as defined in paragraph 8.1) occurs (unless such Change of Control is attributable to the consummation by the Company of a Business Combination (as defined in paragraph 8.1) pursuant to which at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board (as defined in paragraph 8.1) at the time of execution of the initial agreement, or of the action of the Board of Directors, providing for such Business Combination); or
     (iii) for any other reason whatsoever or for no reason, in the sole discretion of the Executive.
A termination of the Executive’s employment by the Executive pursuant to clauses (i) or (ii) above is referred to as a “Good Reason Termination.”
     2.4 Notice of Termination. If the Company or the Executive desires to terminate the Executive’s employment hereunder at any time prior to expiration of the term of employment as provided in paragraph 2.1, it or he shall do so by giving written notice to the other party that it or he has elected to terminate the Executive’s employment hereunder and stating the effective date and reason for such termination, provided that no such action shall alter or amend any other provisions hereof or rights arising hereunder, including, without limitation, the provisions of Article 4. No further renewals of the term of employment under this Agreement shall occur pursuant to paragraph 2.1 after the giving of any such notice.
     2.5 Resignations. Notwithstanding any other provision of this Agreement, upon the termination of the Executive’s employment for any reason, unless otherwise requested by the Board of Directors, he shall immediately resign from the Board of Directors and from all boards of directors of subsidiaries and affiliates of the Company of which he may be a member. The Executive hereby agrees to execute any and all documentation of such resignations upon request by the Company, but he shall be treated for all purposes as having so resigned upon termination of his employment, regardless of when or whether he executes any such documentation.
ARTICLE 3
COMPENSATION AND BENEFITS
     3.1 Base Salary. During his employment hereunder, the Executive shall receive a minimum annual base salary of $1,567,500. The Compensation and Benefits Committee of the Board of Directors (the “Compensation Committee”) shall review the Executive’s annual base salary on an annual basis and may, in its sole discretion, increase, but not decrease, the Executive’s annual base salary, and references in this Agreement to “annual base salary” shall refer to annual base salary as so increased. The Executive’s annual base salary shall be paid in equal installments in accordance with the Company’s standard policy regarding payment of compensation to executives but no less frequently than monthly.
     3.2 Annual Bonuses. For the 2009 calendar year and subsequent calendar years ending during his employment hereunder, the Executive shall be eligible to receive an annual cash bonus under the Company’s Annual Incentive Bonus Plan or a successor plan (the “Bonus Plan”), in an amount determined by the Compensation Committee, based on performance goals established by the Compensation Committee in accordance with the terms of the Bonus Plan, and with a target (the “Incentive Target”) of not less than 130% (the “Incentive Target Percentage”) of the Executive’s annual base salary as in effect at the beginning of the calendar year, but subject to a maximum annual cash bonus of 200% of the Incentive Target (that is, 260% of the annual base salary) for the year. Notwithstanding the foregoing, the minimum annual bonus described in the preceding sentence that the Executive shall receive for the calendar year in which a Change of Control occurs and the two subsequent calendar years during his employment hereunder (each of which shall be paid no later than the last day of the first month ending after the applicable calendar year) shall equal the product of (i) the Incentive Target Percentage established by the Board of Directors prior to the Change of Control for the calendar year in which the Change of Control occurs multiplied by (ii) the Executive’s annual base salary in effect at the beginning of the applicable calendar year; provided, however, that if the Executive’s Incentive Target Percentage for the calendar year in which the Change of Control occurs has not been established by the Board of Directors prior to the date of the Change of Control, then his Incentive Target Percentage described in clause (i) above shall be deemed to equal his Incentive Target Percentage that applied to the calendar year immediately preceding the calendar year in which the Change of Control occurs.
     3.3 Equity Awards. During his employment hereunder, the Executive shall be eligible for equity awards in accordance with normal competitive pay practices, on a basis no less favorable than the process and approach used for the Company’s other senior executives, as determined by the Compensation Committee.
     3.4 Special Pension Service Crediting. Because the Executive has remained employed by the Company past December 3, 2008, the Executive shall be entitled to a special pension benefit from the Company, such that his aggregate benefits under the Company’s Retirement Plan and the RRP (as defined in paragraph 8.1) and any successors thereto (collectively, the “Pension Plans”), plus the special pension benefit under this paragraph 3.4, are equal to the aggregate benefits to which he would have been entitled under the Pension Plans, if his years of service with the Company (but not his age) were increased by five plus the number of his actual years of service with the Company in excess of five (if any). The special pension benefit payable under this paragraph 3.4 shall be paid at the same time or times as the Executive’s benefit under the RRP.
     3.5 Other Benefits. During his employment hereunder, the Executive shall be afforded the following benefits as incidences of his employment:

     (i) Business and Entertainment Expenses. Subject to the Company’s standard policies and procedures with respect to expense reimbursement as applied to its executive employees generally, the Company shall reimburse the Executive for, or pay on behalf of the Executive, reasonable and appropriate expenses incurred by the Executive for business related purposes, including dues and fees to industry and professional organizations and costs of entertainment and business development.
     (ii) Vacation. During each year of his employment, the Executive shall be entitled to at least five weeks of paid vacation in accordance with the Company’s vacation policy, as in effect from time to time.
     (iii) Employee and Executive Benefits Generally. The Executive shall be eligible for participation in all employee and executive benefits, including without limitation qualified and supplemental retirement, savings and deferred compensation plans, medical and life insurance plans, and other fringe benefits, as in effect from time to time for the Company’s most senior executives; provided, however, that the Executive acknowledges and agrees that he shall not be a participant in, and he hereby waives any right to participate in, the Anadarko Petroleum Corporation Officer Severance Plan (as the same may be amended from time to time).
ARTICLE 4
PROTECTION OF INFORMATION
     4.1 Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliates, and their respective businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company or any of its affiliates and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement) (referred to herein as “Confidential Information”). Following the termination of the Executive’s employment with the Company for any reason, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such Confidential Information to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this paragraph 4.1 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement. Also, within 14 days after the termination of Executive’s employment for any reason, the Executive shall return to Company all documents and other tangible items containing Company information which are in the Executive’s possession, custody or control.
     4.2 Remedies. The Executive acknowledges that money damages would not be sufficient remedy for any breach of this Article by the Executive, and the Company shall be entitled to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article, but shall be in addition to all remedies available at law or in equity to the Company, including the recovery of damages from the Executive and his agents involved in such breach and remedies available to the Company pursuant to this and other agreements with the Executive.

ARTICLE 5
NONCOMPETITION AND NONSOLICITATION
     5.1 In General. The Company has and will disclose to the Executive, or place the Executive in a position to have access to or develop, trade secrets and Confidential Information of the Company or its affiliates; and/or has and will place the Executive in a position to develop business good will on behalf of the Company or its affiliates; and/or has and will entrust the Executive with business opportunities of the Company or its affiliates. As part of the consideration for the compensation and benefits to be paid to the Executive hereunder; to protect the trade secrets and Confidential Information of the Company and its affiliates that have been and will in the future be disclosed or entrusted to the Executive, the business good will of the Company and its affiliates that has been and will in the future be developed in the Executive, or the business opportunities that have been and will in the future be disclosed or entrusted to the Executive by the Company and its affiliates; and as an additional incentive for the Company to enter into this Agreement, the Company and the Executive agree to the noncompetition and the nonsolicitation obligations hereunder.
     5.2 Noncompetition. The Executive shall not, directly or indirectly for the Executive or for others, in any geographic area or market where the Company or any of its affiliates are conducting any business or have during the previous 12 months conducted such business:
     (i) engage in any business competitive with the oil and gas exploration and production business activity conducted by the Company and its affiliates (the “Business”); or
     (ii) render advice or services to, or otherwise assist, any other person, association, or entity who is engaged, directly or indirectly, in any business competitive with the Business.
For these purposes, if less than 33% of the revenues of any business are derived from activities competitive with the Business, then the first business shall not be considered to be competitive with the Business. These noncompetition obligations shall apply (x) during the period that the Executive is employed by the Company and (y) if the Executive’s employment with the Company is terminated unilaterally by the Executive (other than pursuant to a Good Reason Termination) on or before December 3, 2010, then, except as provided in the next sentence, during the one-year period following such termination. If the Executive becomes entitled to the Change of Control Benefits (as defined in paragraph 7.4) pursuant to paragraphs 7.1 or 7.4, or if the Executive’s employment with the Company is terminated for any reason after December 3, 2010, then, in either such case, these noncompetition obligations and the nonsolicitation obligations described in paragraph 5.3 shall immediately cease to apply.
     5.3 Nonsolicitation. The Executive shall not, directly or indirectly for the Executive or for others, in any geographic area or market where the Company or any of its affiliates are conducting any business or have during the previous 12 months conducted such business, induce any employee of the Company or any of its affiliates to terminate his or her employment with the Company or such affiliates, or hire or assist in the hiring of any such employee by any person, association, or entity not affiliated with the Company, unless such employee has terminated employment with the Company and its affiliates before such solicitation. These nonsolicitation obligations shall apply during the period that the Executive is employed by the Company and during the one-year period commencing on the date of the Executive’s termination of employment for any reason, except as set forth in paragraph 5.2 above. Notwithstanding the foregoing, the provisions of this paragraph 5.3 shall not restrict the ability of the Company to take actions with respect to the employment or the termination of employment of any of its employees, or for the Executive to participate in any such actions in his capacity as an officer of the Company.
     5.4 Enforcement and Remedies. The Executive acknowledges that money damages would not be sufficient remedy for any breach of this Article by the Executive, and the Company shall be entitled to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article, but shall be in addition to all remedies available at law or in equity to the Company, including without limitation, the recovery of damages from the Executive and the Executive’s agents involved in such breach and remedies available to the Company pursuant to this and other agreements with the Executive.
     5.5 Reformation. It is expressly understood and agreed that the Company and the Executive consider the restrictions contained in this Article to be reasonable and necessary to protect the proprietary information of the Company. Nevertheless, if any of the aforesaid restrictions are found by a court having jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions therein set forth to be modified by such court so as to be reasonable and enforceable and, as so modified by the court, to be fully enforced.
ARTICLE 6
STATEMENTS CONCERNING COMPANY OR EXECUTIVE
     6.1 In General. The Executive and the Company and its affiliates shall refrain from any criticisms or disparaging comments about each other or in any way relating to the Executive’s employment or separation from employment; provided, however, that nothing in this Agreement shall apply to or restrict in any way the communication of information by the Company or any of its affiliates or the Executive to any state or federal law enforcement agency or require notice to the Company or the Executive thereof, and none of the Executive, the Company or any of its affiliates will be in breach of the covenant contained above solely by reason of testimony or disclosure which is compelled by applicable law or regulation or process of law. A violation or threatened violation of this prohibition may be enjoined by the courts. The rights afforded under this provision are in addition to any and all rights and remedies otherwise afforded by law.
ARTICLE 7
EFFECT OF TERMINATION ON COMPENSATION
     7.1 By Death, Disability, Expiration of the Term or for Cause. If the Executive’s employment hereunder shall terminate (i) upon the Executive’s death, (ii) upon the Executive’s Disability, (iii) upon expiration of the term provided in paragraph 2.1 because either party has provided the notice contemplated in such paragraph, or (iv) by the Company for Cause, then, in any such case, all compensation and all benefits to the Executive hereunder shall terminate contemporaneously with termination of his employment except to the extent this Agreement or any plan or arrangement of the Company provides for vested benefits or continuation of benefits beyond termination of employment; provided, however, that:
     (A) if such termination occurs upon the Executive’s death or Disability during a Change of Control Period (as defined in paragraph 8.1), then, within 20 days after the date of such termination of employment (subject to the provisions of paragraph 8.2), the Company shall also pay to the Executive (or the Executive’s estate in the case of the Executive’s death) a lump-sum cash payment equal to the Prorated Bonus (as defined in paragraph 8.1); and
     (B) if such termination occurs during a Change of Control Period by reason of the expiration of the term provided in paragraph 2.1 because the Company has provided the notice contemplated in such paragraph, then, subject to the provisions of paragraph 8.2, the Company shall also provide the Executive with the Change of Control Benefits (as defined in paragraph 7.4(ii)).
     7.2 By the Company Pursuant to a Without Cause Termination. Subject to the provisions of paragraphs 7.4, 7.5 and 8.2, if the Executive’s employment hereunder shall be terminated by the Company prior to expiration of the term provided in paragraph 2.1 pursuant to a Without Cause Termination, then, upon such termination, regardless of the reason therefor, (i) all compensation and benefits to the Executive hereunder shall terminate contemporaneously with the termination of such employment, except to the extent this Agreement or any plan or arrangement of the Company provides for vested benefits or continuation of benefits beyond termination of employment, and (ii) the Company shall provide the Executive with the “Termination Benefits”, which shall mean the following: (A) 45 days after the date of the Executive’s termination of employment, the Company shall pay to the Executive a lump-sum cash payment in an amount equal to the Severance Payment; (B) 10 days after the determination of the Prorated Bonus for the year in which Executive’s termination of employment occurred, but not later than March 15 of the year after Executive’s termination of employment, the Company shall pay the Executive a lump-sum cash payment in an amount equal to the Prorated Bonus, if any; (C) all options to acquire Shares that have been granted to the Executive, to the extent then outstanding, shall be vested in full upon the Executive’s termination of employment and shall remain exercisable thereafter for the period provided pursuant to the terms thereof, which period shall not be less than 12 months (but in no event shall any such option be exercisable after the expiration of its full original term); (D) any portion of any restricted Shares , or restricted stock units, that may have been granted to the Executive that have not yet vested shall vest in full upon the Executive’s termination of employment; (E) any portion of any performance shares or performance units that may have been granted to the Executive that have not yet vested as of the Executive’s termination of employment shall continue to be subject to the original performance vesting terms (as if Executive remained an executive of the Company) but shall not be subject to any vesting conditions related to continued service and shall be paid to Executive at the same time and in the same manner as Company executives who remain employed by the Company (and subject to the same acceleration events regarding the vesting, valuation and payment of such performance shares or performance units as may be allowed by

Code Section 409A and/or the performance-based compensation exception under Code Section 162(m)); (F) the Executive shall be treated, for purposes of determining his years of service for, and his right to receive (but not the timing of his receipt of) his special pension benefit under paragraph 3.4, as having remained employed for the unexpired portion of the term set forth in paragraph 2.1, as in effect immediately before the Executive’s termination of employment, (the “Pension Credit”); and (G) during the period, if any (but in no event for more than 18 months after the date of the Executive’s termination of employment), that the Executive elects to continue coverage for himself and any of his eligible dependents under the Company’s group health plans pursuant to the continuation of coverage provisions contained in Sections 601 through 608 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Executive’s premiums for such coverage shall be no greater than that charged by the Company generally to its active executive employees for coverage under such plans.
     Notwithstanding the above provisions of paragraph 7.2(ii) for performance periods that have begun on or before January 1, 2009, with respect to: (1) the Prorated Bonus in subsection 7.2(ii)(B) above shall be determined assuming that the actual bonus performance percentage under subsection (iv) of the definition of “Prorated Bonus” in paragraph 8.1 shall be deemed to equal 100% and shall be paid in a lump-sum cash payment to Executive 45 days after the termination of employment, and (2) the performance shares or performance units in subsection 7.2(ii)(E) that may have been granted to the Executive that have not yet vested as of the Executive’s termination of employment shall vest in full at the target level upon the Executive’s termination of employment and shall be paid to Executive upon such termination of employment. For performance periods that have begun on or after January 2, 2009, the Termination Benefits in paragraph 7.2 shall be determined without regard to this paragraph.
     7.3 By Executive. Subject to the provisions of paragraphs 7.4, 7.5 and 8.2, if the Executive’s employment hereunder shall be terminated by the Executive prior to expiration of the term provided in paragraph 2.1, then, upon such termination, regardless of the reason therefor, all compensation and benefits to the Executive hereunder shall terminate contemporaneously with the termination of such employment, except to the extent this Agreement or any plan or arrangement of the Company provides for vested benefits or continuation of benefits beyond termination of employment; provided, however, that if such termination shall be a Good Reason Termination, then the Company shall provide the Executive with the Termination Benefits (as defined in paragraph 7.2(ii)).
     7.4 Certain Terminations During a Change of Control Period or a Termination in Anticipation of a Change of Control.
     (i) Subject to the provisions of paragraph 8.2, if the Executive’s employment hereunder shall be terminated by the Executive (other than pursuant to a Good Reason Termination) during a Change of Control Period and prior to the expiration of the term provided in paragraph 2.1, then (A) upon such termination, all compensation and benefits to the Executive hereunder shall terminate contemporaneously with the termination of such employment, except to the extent this Agreement or any plan or arrangement of the Company provides for vested benefits or continuation of benefits beyond termination of employment, and (B) within 10 days after the date of such termination, the Company shall also pay to the Executive a lump-sum cash payment equal to the Prorated Bonus.

     (ii) Subject to the provisions of paragraph 8.2, if, prior to the expiration of the term provided in paragraph 2.1, the Executive’s employment hereunder shall be (A) subject to a Termination in Anticipation of a Change of Control, (B) terminated by the Company during a Change of Control Period pursuant to a Without Cause Termination, or (C) terminated by the Executive during a Change of Control Period pursuant to a Good Reason Termination, then, in lieu of any severance benefits pursuant to paragraph 7.2 or 7.3, upon such termination (x) all compensation and benefits to the Executive hereunder shall terminate contemporaneously with the termination of such employment, except to the extent this Agreement or any plan or arrangement of the Company provides for vested benefits or continuation of benefits beyond termination of employment, and (y) the Company shall provide the Executive with the Change of Control Benefits. For purposes of this Agreement, the term “Change of Control Benefits” shall mean the following: (1) 30 days after the date of the termination of the Executive’s employment, the Company shall pay to the Executive a lump-sum cash payment in an amount equal the Severance Payment; (2) 10 days after the determination of the Prorated Bonus for the year in which Executive’s termination of employment occurred, but not later than March 15 of the year after Executive’s termination of employment, the Company shall pay the Executive a lump-sum cash payment in an amount equal to the Prorated Bonus, if any (provided, that (i) if the Change of Control occurs prior to the date of such determination, then the amount of the actual bonus performance percentage under subsection (iv) of the definition of “Prorated Bonus” shall be deemed to equal 100%, and the Prorated Bonus shall be paid 30 days after Executive’s termination of employment; (ii) if the Change of Control occurs after the date of payment of the Prorated Bonus, then, 30 days following the date of the Change of Control, the Company shall pay the Executive a lump-sum cash payment in an amount equal to the amount (provided that such amount is a positive amount) of the Prorated Bonus determined pursuant to the preceding clause (i), minus the amount of the actual Prorated Bonus previously paid); (3) 30 days after the date of the termination of the Executive’s employment, the Company shall pay to the Executive a lump-sum cash payment in an amount equal to the Benefits Payment (as defined in paragraph 8.1) in full satisfaction of the amounts otherwise payable under the RRP and the SRP (as defined in paragraph 8.1); (4) all options to acquire Shares that have been granted to the Executive, to the extent then outstanding, shall be vested in full upon the Executive’s termination of employment and shall remain exercisable thereafter for the period provided pursuant to the terms thereof, which period shall not be less than 12 months (but in no event shall any such option be exercisable after the expiration of its full original term); (5) any portion of any restricted Shares, or restricted stock units, that may have been granted to the Executive that have not yet vested shall vest in full upon the Executive’s termination of employment; (6) any portion of any performance shares or performance units that may have been granted to the Executive that have not yet vested as of the Executive’s termination of employment shall continue to be subject to the original vesting terms (as if Executive remained an executive of the Company) and shall be paid to Executive at the same time and in the same manner as Company executives who remain employed by the Company (and subject to the same acceleration events regarding the vesting, valuation and payment of such performance shares or performance units as may be allowed by Code Section 162(m) and/or Code Section 409A); provided, that (i) if the Change of Control occurs prior to the date of such determination and certification of actual performance by the Compensation and Benefits Committee for such performance shares or performance units, then the performance shares or performance units that Executive has at the time of termination of employment shall vest in full at the target level upon such Change of Control and such amount shall be paid to Executive within 30 days of the Change of Control, and (ii) if a Change of Control occurs after the date of payment of the performance shares or performance units, then within 30 days following the date of the Change of Control, the Company shall pay the Executive a lump-sum cash payment in an amount equal to the amount (provided that such amount is a positive amount) of the performance shares or performance units determined pursuant to the preceding clause (i), minus the amount of the actual performance shares or performance units determined by the Compensation and Benefits Committee previously paid; and (7) the Company shall provide the Executive with Continuation Coverage (as defined in paragraph 8.1).
     Notwithstanding the above provisions of this paragraph 7.4(ii), the Company shall pay the lump-sum cash payment in an amount equal to the Benefits Payment as set forth in clause (2) of the definition of “Change of Control Benefits” (above) only if such payment would not be considered to be an impermissible acceleration of benefits under the RRP and SRP (as defined in paragraph 8.1) pursuant to Code Section 409A. In the event that the payment of the Benefits Payment in a lump sum would constitute such an impermissible acceleration of benefits under the RRP or SRP pursuant to Code Section 409A, then the portion of the Benefits Payment that is equal to the benefits payable under the RRP and SRP, as applicable, shall be payable in the same form and at the time specified in such plans instead of in a lump sum, and any Benefits Payment in excess of such amount shall be paid in a lump-sum cash payment 30 days after the date of termination of the Executive’s employment.
     The Company shall, at its sole expense as incurred, provide the Executive with (A) financial planning services until the third anniversary of the date of the Executive’s termination of employment on the same basis as was provided immediately prior to the date of the Executive’s termination of employment, and (B) outplacement services at a cost to the Company not to exceed $30,000, the scope and provider of which shall be selected by the Executive in the Executive’s sole discretion; provided, however, that (A) financial planning services as provided in this paragraph 7.4(ii) shall be limited to qualifying expenses incurred, or services provided by the Company, during the period ending on the third anniversary of the date of the Executive’s termination of employment, and any reimbursements by the Company shall be made not later than the last day of the calendar year following the calendar year in which the expense is incurred, and (B) outplacement services as provided in this paragraph 7.4(ii) shall be limited to qualifying expenses incurred, or services provided by the Company, during the period ending on the last day of the second calendar year following the calendar year containing the date of the Executive’s termination of employment, and any reimbursements by the Company shall be made not later than the last day of the third calendar year following the calendar year containing the date of the Executive’s termination of employment.

     7.5 Release. As a condition to the receipt of the Termination Benefits, the Executive must first execute and return to the Company a release agreement (the “Release”) substantially in the form attached hereto as Exhibit A (with such changes to such form as the Company may reasonably require to reflect the circumstances relating to the termination of the Executive’s employment and/or changes in applicable law). The Company shall deliver such Release to the Executive within five days after the date of the Executive’s termination of employment and the Executive must return the executed Release within 21 days of the date of the receipt of the Release unless another time period is required under applicable law. The Company shall also execute the Release; provided, however, that the Company may, in its sole discretion, waive the requirement that the Release be executed by the Executive and the Company as a condition to the Executive’s receipt of the Termination Benefits. Notwithstanding any provision in paragraphs 7.2 or 7.3 to the contrary, unless the Company has waived the requirement for the Executive and the Company to execute the Release as provided in the preceding sentence, no Termination Benefits shall be payable or provided by the Company unless and until the Release has been executed by the Executive, has not been revoked, and is no longer subject to revocation by the Executive.
     7.6 Parachute Payments. Notwithstanding anything to the contrary in this Agreement, in the event that any payment, benefit or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would be subject to the excise tax imposed by Code Section 4999, or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are hereinafter collectively referred to as the “Excise Tax”), the Company shall pay to the Executive an additional payment (a “Gross-up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed on any Gross-up Payment, the Executive retains an amount of the Gross-up Payment equal to the Excise Tax imposed upon the Payments. The Company and the Executive shall make an initial determination as to whether a Gross-up Payment is required and the amount of any such Gross-up Payment. The Executive shall notify the Company in writing of any claim by the Internal Revenue Service which, if successful, would require the Company to make a Gross-up Payment (or a Gross-up Payment in excess of that, if any, initially determined by the Company and the Executive) within 10 business days of the receipt of such claim. The Company shall notify the Executive in writing at least 10 business days prior to the due date of any response required with respect to such claim if it plans to contest the claim. If the Company decides to contest such claim, then the Executive shall cooperate fully with the Company in such action; provided, however, the Company shall bear and pay directly or indirectly all costs and expenses (including additional interest and penalties) incurred in connection with such action and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of the Company’s action. If, as a result of the Company’s action with respect to a claim, the Executive receives a refund of any amount paid by the Company with respect to such claim, then the Executive shall promptly pay such refund to the Company. If the Company fails to timely notify the Executive whether it will contest such claim or the Company determines not to contest such claim, then the Company shall immediately pay to the Executive the portion of such claim, if any, which it has not previously paid to the Executive.

     Notwithstanding the above provisions of this paragraph 7.6, a Gross-Up Payment shall not be made to the Executive by the Company later than the end of the calendar year following the calendar year in which the excise tax imposed by Code Section 4999 is remitted to the Internal Revenue Service. In addition, reimbursement to the Executive of expenses incurred due to a tax audit or litigation addressing Code Section 4999 tax liability shall not be made by the Company later than the end of the calendar year following the calendar year in which the excise tax imposed by Code Section 4999 is remitted to the Internal Revenue Service, or where as a result of such audit or litigation, no such taxes are remitted, by the end of the calendar year following the calendar year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the litigation.
     7.7 No Duty to Mitigate Losses. The Executive shall have no duty to find new employment following the termination of his employment under circumstances which require the Company to provide the Termination Benefits or Change of Control Benefits to the Executive pursuant to this Article 7. Any salary or remuneration received by the Executive from a third party for the providing of personal services (whether by employment or by functioning as an independent contractor) following the termination of his employment shall not reduce the Company’s obligation (if any) to provide the Termination Benefits or Change of Control Benefits (or the amount of such benefits) pursuant to the terms of this Article 7. Notwithstanding the preceding provisions of this paragraph, if, and to the extent that, following the termination of his employment under circumstances pursuant to which this Article 7 apply, the Executive becomes entitled to receive benefits from a third party that are comparable to (i) the Termination Benefits set forth in paragraph 7.2(E), then the Company’s obligation to provide such Termination Benefits to the Executive shall cease, and (ii) one or more benefits provided under the Executive’s Continuation Coverage, then such coverage with respect to such benefit(s) shall become secondary.
     7.8 Liquidated Damages. In light of the difficulties in estimating the damages for an early termination of this Agreement, the Company and the Executive hereby agree that the Termination Benefits or Change of Control Benefits, if any, to be received by the Executive pursuant to this Article 7 shall be received by the Executive as liquidated damages.
     7.9 Incentive and Deferred Compensation. This Agreement governs the rights and obligations of the Executive and the Company with respect to the Executive’s base salary and certain perquisites of employment. Except as expressly provided herein, the Executive’s rights and obligations both during the term of his employment and thereafter with respect to stock options, restricted Shares, restricted stock units, performance shares, performance units, incentive and deferred compensation, life insurance policies insuring the life of the Executive, and other benefits under the plans and programs maintained by the Company shall be governed by the separate agreements, plans and other documents and instruments governing such matters. Without limiting the scope of the preceding sentence, the Executive acknowledges that he has no right to grants of stock options, restricted Shares, restricted stock units, performance shares or performance units either under the stock plans maintained by the Company or otherwise other than (i) grants made prior to the Effective Date, (ii) as provided in paragraph 3.3 or (iii) in the discretion of the Compensation Committee or the Board of Directors. The Company and the

Executive acknowledge that (A) the Original Agreement and the Change of Control Contract provided the Executive with certain rights upon his termination of employment under certain circumstances with respect to stock options, restricted Shares, restricted stock units, performance shares and performance unit awards granted to the Executive under the Company’s plans and programs and (B) such rights have inadvertently not been included in all documents evidencing the stock options, restricted Shares, restricted stock units, performance shares and performance unit awards that have been granted to the Executive by the Company prior to the Effective Date and it is possible that such rights will inadvertently not be included in all documents evidencing the stock options, restricted Shares, restricted stock units, performance shares and performance unit awards that will be granted to the Executive by the Company on or after the Effective Date. Those rights have been preserved in the provisions of this Agreement relating to the Executive’s right to receive Termination Benefits and Change of Control Benefits under certain circumstances. Accordingly, notwithstanding any provision to the contrary in a document evidencing a stock option, restricted Share, restricted stock units, performance shares or performance unit award granted to the Executive under the Company’s plans and programs (whether before or after the Effective Date), the rights that the Executive has with respect to such stock options, restricted Shares, performance shares and performance unit awards as part of his Termination Benefits and Change of Control Benefits hereunder shall govern and control unless specifically provided otherwise in an applicable grant document that specifically references the inapplicability of the rights that the Executive has hereunder with respect to the stock options, restricted Shares, restricted stock units, performance shares or performance unit award subject to such grant document.
ARTICLE 8
MISCELLANEOUS
     8.1 Certain Definitions. As used in this Agreement, the following capitalized terms shall have the meanings assigned below:
          “Benefits Payment” means the sum of the following amounts:
     (i) an amount equal to the total value of the Executive’s Restoration Account (as defined in the SRP), with such amount being the higher of (A) the value of the Executive’s Restoration Account on the date of the Executive’s termination of employment or (B) the value of the Executive’s Restoration Account on the date of the Change of Control, in each case with “value” determined under the applicable change of control provisions in the SRP;
     (ii) an amount equal to the additional Company matching contributions which would have been made on the Executive’s behalf in the Company’s Employee Savings Plan (the “ESP”) (assuming continued participation on the same basis as immediately prior to the Measurement Date), plus the additional amount of any benefit the Executive would have accrued under the SRP as a result of contribution limitations in the ESP, until the earliest to occur of (A) the expiration of the three-year period following the date of the Executive’s termination of employment and (B) the first day of the month next following the Executive’s 65th birthday (with the Company’s matching contributions being determined pursuant to the applicable provisions of the ESP and the SRP and based upon the Executive’s compensation (including any amounts deferred pursuant to any deferred compensation program) in effect for the 12-month period immediately prior to the Measurement Date); and
     (iii) an amount equal to the sum of the present values, as of the date of the Executive’s termination of employment, of (A) the accrued retirement benefit payable under the RRP and (B) the additional retirement benefits that the Executive would have accrued under the Company’s Retirement Plan and the RRP (taking into account the special pension service crediting provided for in paragraph 3.4) if the Executive had continued employment until the earliest to occur of (x) the expiration of the three-year period following the date of the Executive’s termination of employment and (y) the first day of the month next following the Executive’s 65th birthday (assuming that the Executive’s compensation in each of the additional years is that required by paragraphs 3.1 and 3.2), with the present values being computed by discounting to the date of the Executive’s termination of employment the accrued benefit and the additional retirement benefits payable as lump sums at an assumed benefit commencement date of the later of (I) the date the Executive attains age 55 and (II) the date three years after the date of the Executive’s termination of employment (but in no event later than the first day of the month next following the Executive’s 65th birthday), at the rate of interest used for valuing lump-sum payments in excess of $25,000 for participants with retirement benefits commencing immediately under the Company’s Retirement Plan, as in effect as of the Measurement Date.
     “Business Combination” shall have the meaning assigned to such term in the SIP as in effect on the Effective Date.
     “Change in Employment Terms” means the occurrence, within the term of this Agreement, of any of the following without the Executive’s prior written consent:
     (i) with respect to a termination of Executive’s employment that does not occur during a Change of Control Period and which is not a Termination in Anticipation of a Change of Control: (A) the Company’s assignment to the Executive of any duties inconsistent in any material respect with the positions of Chairman, President and Chief Executive Officer, or any other action by the Company that results in a material diminution of the Executive’s position, duties, or authority; (B) the Company’s failure to reappoint the Executive to the positions of Chairman, President and Chief Executive Officer or to nominate him for re-election to the Board of Directors as required by paragraph 1.2; (C) the Company’s material breach of any other material provision of this Agreement; (D) the Company’s requiring the Executive to be based at any office outside The Woodlands, Texas and Houston, Texas metropolitan areas; or (E) the Company’s giving a notice of nonrenewal of the term of employment pursuant to paragraph 2.1 before the Executive’s attainment of age 55; provided, however, that, prior to the Executive’s termination of employment under any of subclauses (A) through (D) of this clause (i), the Executive must give written notice to the Company of any such breach, assignment, action, relocation or failure and such breach, assignment, action, relocation or failure must remain uncorrected for 10 business days following such written notice; or
     (ii) with respect to a termination of Executive’s employment that occurs during a Change of Control Period or which is a Termination in Anticipation of a Change of Control: (A) the Company’s assignment to the Executive of any duties inconsistent in any respect with the positions of Chairman, President and Chief Executive Officer, or any other action by the Company that results in a diminution of the Executive’s position, duties, authority, or responsibilities; (B) the Company’s failure to reappoint the Executive to the positions of Chairman, President and Chief Executive Officer or to nominate him for re-election to the Board of Directors as required by paragraph 1.2; (C) the Company’s material breach of any other material provision of this Agreement; (D) the Company’s requiring the Executive to be based at any office outside The Woodlands, Texas and Houston, Texas metropolitan areas or the Company’s requiring the Executive to travel on Company business to a substantially greater extent than required immediately prior to the date upon which a Change of Control occurs; (E) a failure to provide for the Executive’s participation in bonus, stock option, restricted stock, incentive award, and other compensation plans which provide opportunities to receive compensation which are the greater of (x) the opportunities provided by the Company to other executives in the Executive’s peer group (determined based on title, responsibilities, and duties) or (y) the opportunities under any such plans under which the Executive was participating immediately prior to the date on which a Change of Control occurs; (F) a failure to provide for the employee benefits (including, but not limited to, pension, retirement, savings, medical, dental, life insurance and disability plans) and perquisites (including, but not limited to, expense reimbursement, office and support staff, tax and financial planning services, use of an automobile and payment of related expenses, payment of club dues, other fringe benefits and vacation benefits) applicable to the Executive from the greater of (x) the employee benefits and perquisites provided by the Company to other executives in the Executive’s peer group (determined based on title, responsibilities, and duties) or (y) the employee benefits and perquisites to which the Executive was participating in or receiving immediately prior to the date on which a Change of Control occurs; (G) the Company’s giving a notice of nonrenewal of the term of employment pursuant to paragraph 2.1 before the Executive’s attainment of age 55; (H) any purported termination by the Company of Executive’s employment hereunder otherwise than as expressly permitted by this Agreement; or (I) any failure by the Company to comply with and satisfy the requirements of the second sentence of paragraph 8.13; provided, however, that, prior to the Executive’s termination of employment under any of subclauses (A) through (F) of this clause (ii), the Executive must give written notice to the Company of any such breach, assignment, action, relocation, failure or diminution and such breach, assignment, action, relocation, failure or diminution must remain uncorrected for 10 business days following such written notice. For purposes of determining whether a “Change in Employment Terms” under subclauses (D), (E)

or (F) of this clause (ii) has occurred in connection with a Termination in Anticipation of a Change of Control, the provisions of such subclauses shall be interpreted by considering the Executive’s travel requirements, participation in compensation and benefit plans, and perquisites immediately prior to any change therein, rather than immediately prior to the date on which a Change of Control occurs. For purposes of this clause (ii), any good faith determination of a “Change in Employment Terms” made by the Executive shall be conclusive.
     “Change of Control” shall have the meaning assigned to such term in the SIP as in effect on the Effective Date.
     “Change of Control Period” means the three-year period beginning on the date a Change of Control occurs.
     “Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time, and the temporary or final regulations of the U.S. Department of Treasury adopted from time to time.
     “Continuation Coverage” means, until the earlier of (i) the third anniversary of the date of the Executive’s termination of employment and (ii) the first day of the month next following the Executive’s 65th birthday, the Company shall maintain in full force and effect for the Executive all life, accident, disability, medical and health care benefit plans and programs or arrangements in which the Executive was entitled to participate, at the same levels and rates, in which the Executive was participating immediately prior to the Measurement Date, provided that the Executive’s continued participation is possible under the general terms and provisions of such plans and programs, provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer-provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility. In the event that the Executive’s participation in any such plan or program is barred due to the eligibility and participation requirements of such plan or program as then in effect, the Company shall arrange to provide benefits substantially similar to those to which the Executive was entitled to receive under such plans and programs of the Company prior to the Measurement Date. In such event, appropriate adjustments shall be made so that the after-tax value thereof to the Executive is similar to the after-tax value of the benefit plans in which participation is barred. Benefits provided pursuant to this paragraph are contractual only and are not to be considered a continuation of coverage as provided under Section 601 et seq. of ERISA and Code Section 4980B. For purposes of determining the Executive’s eligibility (but not the time of commencement of benefits) for retiree benefits pursuant to such plans and programs, the Executive shall be considered to have remained employed until three years after the date of the Executive’s termination of employment and to have retired on the last day of such period, and, if the Executive satisfies the eligibility requirements, such benefits shall commence no later than the expiration of the three-year continuation period provided in clause (i) of this paragraph.

     Notwithstanding the previous paragraph, the Continuation Coverage shall be provided in a manner that is intended to satisfy an exception to Code Section 409A, and therefore not treated as an arrangement providing for nonqualified deferred compensation that is subject to taxation under Code Section 409A, as determined by the Company in its discretion, including (1) providing such benefits on a nontaxable basis to the Executive, (2) providing for the reimbursement of covered expenses incurred during the time period during which the Executive would be entitled to continuation coverage under a group health plan of the Company in accordance with Code Section 4980B (i.e., COBRA coverage), (3) providing that such benefits constitute the reimbursement or provision of in-kind benefits payable at a specified time or pursuant to a fixed schedule as permitted under Code Section 409A and the authoritative guidance thereunder, and/or (4) such other manner as determined by the Company in compliance with Code Section 409A.
     Any payments or reimbursements that otherwise would have been paid following the Executive’s termination of employment that are subject to the six-month delay as described in paragraph 8.2 including, without limitation, premiums paid by the Executive in excess of the rates paid by the Executive immediately preceding the Measurement Date shall, during such delay period, be accumulated and paid in a lump sum at the earliest date which complies with the requirements of Code Section 409A.
     “Incumbent Board” shall have the meaning assigned to such term in the SIP as in effect on the Effective Date.
     “Measurement Date” means the earlier of the date of the Executive’s termination of employment hereunder or the date upon which the Change of Control occurs.
     “Prorated Bonus” means an amount equal to the product of (i) the Incentive Target Percentage pursuant to paragraph 3.2 in effect for the calendar year in which the Executive’s termination of employment occurs hereunder multiplied by (ii) the Executive’s annual base salary pursuant to paragraph 3.1 in effect immediately prior to such termination of employment multiplied by (iii) a fraction, the numerator of which is the number of days in the period beginning on the first day of the calendar year in which such termination of employment occurs and ending on the date of such termination, and the denominator of which is 365, multiplied by (iv) the actual bonus performance percentage for the year in which Executive’s termination of employment occurs as determined and certified by the Compensation and Benefits Committee following the performance period without adjustment for individual performance; provided that in the event of a termination during a Change of Control Period, the actual bonus performance percentage under this subsection (iv) for the year in which the Change of Control occurs shall be deemed to equal 100%.
     “RRP” means the Company’s Retirement Restoration Plan.
     “Severance Payment” means an amount equal to three times the sum of (i) the Executive’s annual base salary pursuant to paragraph 3.1 in effect immediately prior to Executive’s termination of employment hereunder and (ii) an amount equal to the product of the Incentive Target Percentage pursuant to paragraph 3.2 in effect for the calendar year in which such termination of employment occurs multiplied by the amount described in the foregoing clause (i).
     “SIP” means the Company’s 2008 Omnibus Incentive Compensation Plan.
     “SRP” means the Company’s Savings Restoration Plan.
     “Termination in Anticipation of a Change of Control” means that a Change of Control occurs and, prior to the date on which such Change of Control occurs, a Without Cause Termination or a Good Reason Termination occurs and it is reasonably demonstrated by the Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or (ii) otherwise arose in connection with or anticipation of a Change of Control.
     8.2 Matters Relating to Section 409A of the Code. Notwithstanding any provision in this Agreement to the contrary, if the payment of any compensation or benefit hereunder (including, without limitation, any severance benefit) would be subject to additional taxes and interest under Code Section 409A because the timing of such payment is not delayed as provided in Code Section 409A(a)(2)(B), then any such payment or benefit that the Executive would otherwise be entitled to during the first six months following the date of the Executive’s termination of employment shall be accumulated and paid or provided, as applicable, on the date that is six months after the date of the Executive’s termination of employment (or if such date does not fall on a business day of the Company, the next following business day of the Company), or such earlier date upon which such amount can be paid or provided under Code Section 409A without being subject to such additional taxes and interest.
     The payments and benefits provided pursuant to this Agreement are intended to comply with the requirements of Code Section 409A.
     All taxable reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Code Section 409A, including, where applicable, the requirement that (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (ii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iii) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
     8.3 Legal Fees and Expenses. The Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest by the Company, the Executive or others of the validity or enforceability of, or liability or entitlement under, any provision of this Agreement or any guarantee of performance thereof (whether such contest is between the Company and the Executive or between either of them and any third party, and including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Code Section 7872(f)(2)(A). The Company’s obligations under this paragraph shall apply without regard to the outcome of any such contest; provided, however, that if such contest relates to a payment, act or omission that occurred prior to a Change of Control, then the Company’s obligations under this paragraph shall apply only if the Executive obtains any money judgment or otherwise prevails with respect to any such contest.
     This paragraph 8.3 shall be effective for the period of time concurrent with the term of this Agreement, including extensions thereto, and thereafter for 20 years after termination of this Agreement. The reimbursement by the Company of legal fees and expenses pursuant to this paragraph 8.3 that relate to a payment, act or omission that occurred prior to a Change of Control must be made on the earlier of (i) thirty days after the date the Executive submits invoices for such fees or expenses and (ii) the last day of the first taxable year of the Executive in which (a) the Company and the Executive enter into a legally binding settlement of such dispute, (b) the Company concedes the amount is payable, or (c) the Company is required to make such payment pursuant to a final and nonappealable judgment or other binding decision. The reimbursement by the Company of legal fees and expenses pursuant to this paragraph 8.3 that relate to a payment, act or omission that occurred subsequent to a Change of Control must be made on the earlier of (i) thirty days after the date the Executive submits invoices for such fees or expenses and (ii) the last day of the calendar year following the calendar year in which such legal fee or expense was incurred by the Executive.
     8.4 Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered, when delivered by facsimile with printed confirmation, or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company, to:	Anadarko Petroleum Corporation 1201 Lake Robbins Drive The Woodlands, Texas 77380 Attention: Senior Vice President, General Counsel

If to the Executive, to:	James T. Hackett
or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices or changes of address shall be effective only upon receipt.
     8.5 Applicable Law. This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Texas, without regard to the principles of conflict of laws.
     8.6 No Waiver. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

     8.7 Severability. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.
     8.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.
     8.9 Withholding of Taxes and Other Employee Deductions. The Company may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city and other taxes as may be required pursuant to any law or governmental regulation or ruling and all other normal employee deductions made with respect to the Company’s employees generally.
     8.10 Headings. The paragraph headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.
     8.11 Gender and Plurals. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.
     8.12 Affiliate. As used in this Agreement, the term “affiliate” shall mean any entity which owns or controls, is owned or controlled by, or is under common ownership or control with, the Company.
     8.13 Assignment. This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise), and this Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor by operation of law or otherwise and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement. Except as provided in the preceding provisions of this paragraph, this Agreement, and the rights and obligations of the parties hereunder, are personal and neither this Agreement, nor any right, benefit, or obligation of either party hereto, shall be subject to voluntary or involuntary assignment, alienation or transfer, whether by operation of law or otherwise, without the prior written consent of the other party.
     8.14 Term. Except as provided in paragraphs 8.3 and 8.17: (i) this Agreement has a term co-extensive with the term of employment provided in paragraph 2.1; (ii) termination of this Agreement shall not affect any right or obligation of any party which is accrued or vested prior to such termination; and (iii) without limiting the scope of the foregoing clause (ii), the provisions of Articles 4, 5, 6 and 7 shall survive any termination of the employment relationship and/or of this Agreement.

     8.15 Entire Agreement. Except as provided in the written benefit plans and programs and agreements referenced in Article 3, the written award agreements between the Company and the Executive evidencing awards heretofore made to the Executive under the SIP and the 1999 Stock Incentive Plan, or any signed written agreement contemporaneously or hereafter executed by the Company and the Executive, this Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to employment of the Executive by the Company. Without limiting the scope of the preceding sentence, all prior understandings and agreements among the parties hereto relating to the subject matter hereof (including, without limitation, the Original Agreement, the Change of Control Contract, the 2006 Employment Agreement, and the 2006 Employment Agreement Amendment) are hereby null and void and of no further force and effect. Any modification of this Agreement will be effective only if it is in writing and signed by the party to be charged.
     8.16 Representation By Executive. The Executive hereby represents and warrants to the Company that, as of the Effective Date, he is not a party to any employment or other agreement with any third party which would preclude him from continuing employment with the Company and performing his obligations under this Agreement.
     8.17 Indemnification. The Company agrees to indemnify the Executive with respect to any acts or omissions he may commit during the period during which he is an officer, director and/or employee of the Company or any affiliate thereof, and to provide him with coverage under any directors’ and officers’ liability insurance policies, in each case on terms not less favorable than those provided to any of its other directors and officers as in effect from time to time.
[Signatures begin on next page.]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

ANADARKO PETROLEUM CORPORATION
By:	/s/ Robert K. Reeves
	Name:	Robert K. Reeves
	Title:	Senior Vice President, General Counsel and Chief Administrative Officer

EXECUTIVE
/s/ James T. Hackett
JAMES T. HACKETT

EXHIBIT A
TO
EMPLOYMENT AGREEMENT DATED AS OF NOVEMBER 11, 2009
RELEASE AGREEMENT
     In consideration of the severance benefits set forth in article 7 of that certain Employment Agreement (the “Agreement”) dated as of November 11, 2009, and as may be amended thereafter (and which is incorporated by reference), by and between Anadarko Petroleum Corporation (the “Company”) and James T. Hackett (“Executive”), this Release Agreement (this “Release Agreement”) is made and entered into by the Company and Executive.
By signing this Release Agreement, Executive and the Company hereby agree as follows:

1.	Purpose. The purpose of this Release Agreement is to provide for the orderly termination of the employment relationship between the parties, and to voluntarily resolve any actual or potential disputes or claims that Executive has or might have, as of the date of Executive’s execution of this Release Agreement, against the Company and the Company’s owners, parents, subsidiaries, affiliates, directors, officers, employees, agents, attorneys, representatives, and assigns (hereinafter collectively referred to as the “Released Parties”). Neither the fact that this Release Agreement has been proposed or executed, nor the terms of this Release Agreement, are intended to suggest, or should be construed as suggesting, that the Released Parties have acted unlawfully or violated any federal, state or local law or regulation, or any other duty, policy or contract.

2.	Termination of Employment. Effective (the “Termination Date”), Executive’s employment with the Company terminated.

3.	Termination Benefits. In consideration for Executive’s execution of, and required performance under, this Release Agreement, the Company shall provide Executive with the Termination Benefits (as such term is defined in the Agreement), which benefits Executive would not otherwise have received, or been entitled to receive, other than those benefits that are required to be provided under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or such other laws which cannot be waived. All Company perquisites ceased upon the Termination Date, and all payments hereunder shall be net of applicable federal, state and local taxes as required by law.

4.	Waiver of Additional Compensation or Benefits. The Termination Benefits to be paid to Executive under Section 3 above constitute the entire amount of compensation and consideration due to Executive under this Release Agreement, and Executive acknowledges that he has no right to seek, and will not seek, any additional or different compensation or consideration for executing or performing under this Release Agreement. Furthermore, in addition to any other waiver or release under this Release

Agreement, Executive hereby expressly waives all rights, and fully releases the Released Parties from all obligations, under any plan or program offered by or on behalf of the Company that provides for the payment of benefits or compensation resulting from Employee’s termination of employment including, without limitation, the Anadarko Petroleum Corporation Officer Severance Plan.

Notwithstanding any provision in this Release Agreement to the contrary, this Release Agreement does not replace, reduce or waive any rights that Executive has under the Agreement or with respect to vested and accrued benefits under the Anadarko Petroleum Corporation 2008 Omnibus Incentive Compensation Plan, the Anadarko Petroleum Corporation 1999 Stock Incentive Plan, the Anadarko Petroleum Corporation 1998 Director Stock Plan, the Anadarko Employee Savings Plan, the Anadarko Retirement Plan, the Anadarko Savings Restoration Plan, the Anadarko Retirement Restoration Plan, the Anadarko Deferred Compensation Plan and [to be added: other applicable plans, if any].

5.	Neutral Employment Reference. The Company shall provide a neutral employment reference to any potential employers that consider the employment of Executive and that seek information concerning the reasons for the departure of Executive. The Company will provide to any such potential employers the identity of the positions held by Executive and the dates of Executive’s employment with the Company.

6.	Tax Consequences. The Company has made no representations to Executive regarding the tax consequences of any Termination Benefit received by Executive under the Agreement or this Release Agreement. The Agreement and this Release Agreement are not intended to provide for payment of nonqualified deferred compensation that is subject to Code Section 409A. However, to the extent that any benefit under the Agreement or this Release Agreement is determined by the Company to be nonqualified deferred compensation that is subject to Code Section 409A, such Release Agreement is intended to comply with Code Section 409A.

7.	Certain Continuing Obligations. Executive acknowledges and agrees that (a) the provisions of Articles 4, 5 and 6 of the Agreement shall survive the termination of the employment relationship, the termination of the Agreement, and the execution of this Release Agreement, and (b) Executive shall continue to honor his post-employment obligations set forth in such provisions of the Agreement. The parties hereto acknowledge that Executive has no post-employment obligations under Section 5.2 of the Agreement.

8.	Executive Representations. Executive expressly acknowledges and represents, and intends for the Company to rely upon his representations that he:
a)	Has not filed any complaints, claims or actions against the Company with any court, agency, or commission regarding the matters encompassed by this Release Agreement and, by executing this Release Agreement, Executive hereby waives the right to recover in any proceeding Executive may bring before the EEOC or any state human rights commission or in any proceeding brought by the EEOC or any state human rights commission or Executive’s behalf.

b)	Understands that he is, by entering into this Release Agreement, releasing the Released Parties, including the Company, from any and all claims he may have against them under federal, state, or local laws, which have arisen on or before the execution date of this Release Agreement.

c)	Understands that he is, by entering into this Release Agreement, waiving all claims that he may have against the Released Parties under the federal Age Discrimination in Employment Act of 1967, as amended, which have arisen on or before the date of execution of this Release Agreement.

d)	Has reviewed all aspects of this Release Agreement, and has carefully read and fully understands all of the provisions and effects of this Release Agreement.

e)	Has been, and is hereby, advised in writing to consult with an attorney before signing this Release Agreement.

f)	Is knowingly and voluntarily entering into this Release Agreement, and has relied solely and completely upon his own judgment and, if applicable, the advice of his attorney in entering into this Release Agreement.

g)	Is not relying upon any representations, promises, predictions, projections, or statements made by or on behalf of any Released Party, other than those that are specifically stated in this written Release Agreement.

h)	Does not waive rights or claims that may arise after the date this Release Agreement is signed.
9.	Release. Executive, on behalf of himself and his heirs, executors, administrators, successors and assigns (collectively, the “Releasing Parties”), hereby fully and forever releases, acquits and discharges the Released Parties, jointly and severally, from all claims, demands, actions, lawsuits, grievances, and obligations of any nature whatsoever that the Releasing Parties have or might have against the Released Parties, or that might be assigned by the Releasing Parties, as of the date that this Release Agreement is executed by Executive. Executive acknowledges, understands and represents that this Release Agreement specifically includes, but is not limited to, to the release of all claims: (a) arising under any federal, state, and local employment laws, regulations, executive orders, and ordinances, including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended; the Americans With Disabilities Act of 1990; ERISA; the Family and Medical Leave Act; the Texas Commission on Human Rights Act, as amended; the Texas Labor Code; and any local human rights law; (b) arising under or concerning any alleged contract or agreement; (c) for any alleged tort; and (d) under any legal, equitable or other theory or recovery.

10.	Twenty-One Days to Consider Offer of Termination Benefits. Executive shall have, and by signing this Release Agreement Executive acknowledges and represents that he has been given, a period of twenty-one (21) days to consider whether to elect to sign this Release Agreement, and to thereby waive and release the rights and claims addressed in this Release Agreement. Although Executive may sign this Release Agreement prior to the end of the 21-day period, Executive may not sign this Release Agreement on or before the Termination Date. In addition, if Executive signs this Release Agreement prior to the end of the 21-day period, Executive shall be deemed, by doing so, to have certified and agreed that the decision to make such election prior to the expiration of the 21-day time period is knowing and voluntary and was not induced by the Company through: (a) fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the end of the 21-day period; or (b) an offer to provide different terms or benefits in exchange for signing the release prior to the expiration of the 21-day period.

11.	Seven Day Revocation Period. Executive may revoke this Release Agreement at any time within seven (7) days after he signs it. To revoke this Release Agreement, Executive must deliver written notification of such revocation to the attention of ______, Vice President Human Resources, within seven (7) days after the date Executive signs this Release Agreement. Executive further understands that if he does not revoke this Release Agreement within seven (7) days following its execution (excluding the date of execution), it will become effective, binding, and enforceable.

12.	Release by the Company. Provided that Executive executes this Release Agreement and does not revoke this Release Agreement as provided in Section 11 herein, the Company, on behalf of itself and its successors and assigns, hereby fully and forever releases, acquits and discharges Executive from all claims, demands, actions, lawsuits, grievances, and obligations of any nature whatsoever that the Company has or might have against Executive as of the date this Release Agreement is executed by the Company arising from or in any way connected with or related to Executive’s past service as an officer, director, employee, or agent of the Company or any of its subsidiaries; provided, however, that such release (a) shall not apply to any claims, demands, actions, lawsuits, grievances or causes of action that the Company may have against Executive for past conduct that constitutes fraud or willful misconduct, (b) shall not serve to waive or release any rights or claims of the Company that may arise after the date this Release Agreement is executed, and (c) shall not affect any future obligation which Executive may have to the Company under the terms of this Release Agreement or the Agreement.

13.	Entire Agreement. This Release Agreement sets forth the entire agreement of Executive and fully supersedes and replaces any and all prior agreements or understandings, written or oral, between the Company and Executive pertaining to the subject matter of this Release Agreement.

14.	Miscellaneous. Should any provision of this Release Agreement be declared or be determined by any court of competent jurisdiction to be illegal, invalid or unenforceable, all remaining provisions of this Release Agreement shall otherwise remain in full force and effect and be construed as if such illegal, invalid, or unenforceable provision has not been included herein.

It is further understood and agreed that if a violation of any term of this Release Agreement is asserted, the party who asserts such violation will have the right to seek specific performance of that term and/or any other necessary and proper relief as permitted by law or equity, including but not limited to, damages from any court of competent jurisdiction, and the prevailing party shall be entitled to recover its reasonable costs and attorney’s fees.

Nothing in this Release Agreement will be construed to prevent Executive from challenging the validity of this Release Agreement under the Age Discrimination in Employment Act or Older Workers’ Benefit Protection Act. Executive further understands and agrees that if he or someone acting on his behalf files, or causes to be filed, any such claim, charge, complaint, or action against the Company and/or other entities, he expressly waives any right to recover any damages or other relief, whatsoever from the Company and/or other entities including costs and attorneys’ fees.

15.	Choice of Law. This Release Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Texas without regard to principles of conflict of laws.
[Signature page follows.]

     Please review this document carefully as it includes a release of claims.
     IN WITNESS WHEREOF, the Executive has executed and entered into this Release Agreement, and the Company has caused this Release Agreement to be executed in its name and on its behalf by its duly authorized officer, to be effective as of the date this Release Agreement is executed by Executive as set forth beneath his signature below.
     This document was presented to Executive on                     , 20     .

ANADARKO PETROLEUM CORPORATION

By:

Name:

Title:

Dated this day of , 20

EXECUTIVE		WITNESS

By:

Witness signature
Name:	James T. Hackett
Name:

Dated this day of , 20		Dated this day of , 20